Exhibit 99.1

NEWS RELEASE

GRAY COMPLETES ACQUISITION OF RAYCOM MEDIA

AND RELATED TRANSACTIONS

Atlanta, Georgia – January 2, 2019. . . Gray Television, Inc. (“Gray,” “we,” or “our”) (NYSE: GTN) announced today that it has consummated its transformative transaction with Raycom Media, Inc. (“Raycom”).

Earlier today, Gray completed its acquisition of Raycom (the “Raycom Merger”). In connection with the Raycom Merger, Gray and Raycom completed the divestitures of nine television stations in overlap markets consistent with the parties’ June 25, 2018, joint announcement of their merger. These station divestitures satisfy the conditions placed on the merger by the Antitrust Division of the U.S. Department of Justice and the Federal Communications Commission. In addition, immediately prior to the Gray/Raycom closing, Raycom completed the spin-offs to its shareholders of two of its wholly owned subsidiaries, CNHI, LLC and PureCars Automotive, LLC.

Gray’s acquisition of Raycom completes Gray’s transformation from a small, regional broadcaster to a leading media company with nationwide scale based on high-quality stations with exceptional talent in attractive markets. By combining these two great companies, Gray now owns the first or second highest rated television station in 85 markets, according to Comscore’s audience measurement data between December 2017 and November 2018. In total, Gray owns and/or operates television stations and leading digital properties in 91 television markets from Alaska and Hawaii to Maine and Florida. Collectively, these television stations broadcast almost 400 separate programming streams, including nearly 150 affiliates of the CBS/NBC/ABC/FOX networks.

Upon the closing, Hilton Howell became Gray’s Executive Chairman and Chief Executive Officer, and Pat LaPlatney, formerly Raycom’s President and Chief Executive Officer, became Gray’s President and Co-Chief Executive Officer. In addition, Pat and Raycom’s prior President and CEO, Paul McTear, joined Gray’s Board of Directors.

Bob Smith, Gray’s Chief Operating Officer, Local Media, oversees station operations and reports to Pat. Gray will continue to have a group of seasoned managers oversee stations with Raycom’s Sandy Breland and Brad Streit joining Matt Jaquint, Mike King, Nick Matesi and Chris Mossman in their new positions as Senior Vice Presidents, Local Media.

Jim Ryan continues in his role as Chief Financial Officer, reporting to Hilton. Jay Cowart and Vance Luke continue in their roles as Vice President and Chief Accounting Officer, and Vice President, Controller, respectively. Upon the closing, Gray promoted Sabra Cowart to Vice President, Accounting/Finance, and Becky Sheffield, formerly of Raycom, joined Gray as Vice President, Controller.

Kevin Latek continues in his role as Chief Legal and Development Officer, reporting to Hilton. Ellenann Yelverton, formerly of Raycom, is now Gray’s Vice President and Deputy General Counsel, overseeing Gray’s legal department. Rob Folliard is now Vice President, Government Relations and Distribution.

4370 Peachtree Road, NE, Atlanta, GA 30319  |  P 404.504.9828  F 404.261.9607  |  www.gray.tv

Nick Waller continues in his role as Chief Administrative Officer, reporting to Pat. He will continue to focus on integration of the companies as well as overseeing internal performance analysis and reporting, technology, capital projects, human resources, programming, and traffic.

Greg McCastle serves as Senior Vice President, Sales Strategy and Development, reporting to Pat. Greg oversees the Health and Auto verticals, as well as advertising business development efforts. Cary Glotzer continues in his role overseeing Tupelo-Raycom, and Hunter Nickell continues to oversee Raycom Sports and RTM Studios. Greg, Cary and Hunter continue reporting to Pat.

Dave Burke, formerly of Raycom, is Gray’s new Senior Vice President and Chief Technology Officer. In this role, he oversees all of Gray’s Engineering and Information Technology. Dianne Wilson, also formerly of Raycom, is Gray’s new Vice President, Employee Relations, and she will work closely with Jan Goldstein who continues as Gray’s Vice President, Human Resources. Greg Conklin continues in his role as Gray’s Vice President, Programming.

Finally, effective upon the closing, Gray promoted Mike Braun to Senior Vice President, Gray Digital Media; Becky Meyer to Senior Vice President, National Sales; Mike Jones to Vice President, Political Sales; and Karen Youger to Vice President, Sales Operations, overseeing Traffic, the Programming Hub, and Matrix.

Updated Estimates

Gray is still completing its year-end financial close and finalizing its financial results for 2018. Nevertheless, in light of the transactions noted above, Gray provides below certain preliminary, unaudited information based on, among other factors, Gray’s estimates for the fourth quarter of 2018, previously issued on November 6, 2018, and Raycom’s preliminary internal forecasts for 2018. Accordingly, subject to the foregoing qualifications and giving effect to the Raycom Merger and related transactions as if completed on December 31, 2018:

•	Outstanding Debt - Gray’s aggregate principal amount of debt outstanding would have been $3.970 billion.

•	Cash on Hand - our available cash on hand would have been approximately $240 million.

•

Leverage Ratio - our debt to operating cash flow ratio (as defined under our senior credit facility but including the previously announced $80 million of anticipated first year annualized synergies expected from the Raycom Merger and excluding associated transaction costs), net of all cash on hand, is estimated to have been in a range of approximately 4.75 and 5.0 times.

These estimates incorporate certain non-GAAP financial measures that are dependent on financial results that are not yet determinable with certainty. We are unable to present a quantitative reconciliation of the estimated non-GAAP financial measures to their most directly comparable GAAP financial measures because such information is not available and management cannot reliably estimate all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the year ended December 31, 2018, the transactions discussed in this release; our outstanding debt, cash on hand and our leverage ratio as of December 31, 2018, and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of the date hereof. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2017 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.

About Gray:

Gray owns and/or operates television stations and leading digital properties in 91 television markets, including the first or second highest rated television station in 85 markets. Our television stations broadcast almost 400 separate programming streams, including nearly 150 affiliates of the CBS/NBC/ABC/FOX networks. We also own video program production, marketing, and digital businesses including Raycom Sports, Tupelo-Raycom, and RTM Studios, the producer of PowerNation programs and content. For further information, please visit www.gray.tv.

Gray Contacts:

Website: www.gray.tv

Hilton H. Howell, Jr., Executive Chairman and Chief Executive Officer, 404-266-5512

Pat LaPlatney, President and Co-Chief Executive Officer, 334-206-1400

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828